Exhibit 10.11

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this "Agreement") is entered into as of June 1, 2020, in Guangzhou, the PRC, by and among the following parties.

Party A: Guangzhou (HX) Pony AI Technology Co., Ltd.

Address: Room 1301, 1 Mingzhu 1st Street, Hengli Town, Nansha District, Guangzhou (office only)

Party B: Guangzhou (ZX) Pony.AI Technology Co., Ltd.

Address: Room 1201, 1 Mingzhu 1st Street, Hengli Town, Nansha District, Guangzhou (office only)

Party C: Hong Kong Pony AI Limited

Address: Suite 603 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong

Party A, Party B and Party C are hereinafter referred to individually as a "Party" and collectively as the "Parties".

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise registered in the People's Republic of China (hereinafter referred to as the "PRC") and possesses the resources necessary to provide technological services and business consulting services:

2.	Party B is a domestic company registered in the PRC;

3.	Party A agrees to utilize its human, technology and information strengths to provide Party B with relevant exclusive technology services, technology consulting and other services (see below for the specific scope) during the term hereof, while Party B agrees to accept such services provided by Party A or its designee in accordance with the terms hereof.

NOW, THEREFORE, the Parties agree by consensus as follows:

1.	Service Provision by Party A

1.1	Subject to the terms and conditions set forth herein, Party B hereby appoints Party A as its exclusive service provider to provide Party B with comprehensive business support, technology services and consulting services during the term hereof, covering all or part of the services within the business scope of Party B as determined by Party A from time to time, including but not limited to the following: business consulting, intellectual property licensing, equipment or leasing, marketing consulting etc. (hereinafter referred to as, collectively, the "Services").

1.2	Party B agrees to accept the consulting and services provided by Party A. Party B further agrees that, except with Party A's prior written consent, during the term hereof, Party B may not accept any consulting and/or services from, nor enter into any cooperation with, any third party with respect to the matters covered hereby. Party A may designate another party (such designated party may enter into certain agreements as described in Article 1.3 hereof with Party B) to provide the consulting and/or services hereunder for Party B.

1.3	In order to ensure that Party B meets the cash flow requirements in its day-to-day operations and/or offsets any losses incurred during the course of its operations, regardless of whether or not Party B actually incurs any such operating losses, Party A shall be obliged to provide financial support to Party B (only to the extent permitted by PRC law). Party A may provide such financial support to Party B by way of an entrusted bank loan or a loan, and shall enter into a separate contract for such entrusted loan or loan.

1.4	Method of Service Provision

1.4.1	The Parties agree that, during the term hereof, the Parties may enter into other technology service agreements and consulting service agreements, either directly or through their respective affiliates, to provide for specific content, methods, personnel and fees in respect of specific technology services and consulting services.

1.4.2	For the purpose of performance hereof, the Parties agree that during the term hereof, they may enter into an intellectual property rights (including but not limited to: software, trademarks, patents, know-how) licensing agreement, either directly or through their respective affiliates, which agreement shall allow Party B to use the relevant intellectual property rights of Party A at any time depending on Party B's business needs.

1.4.3	For the purpose of performance hereof, the Parties agree that during the term hereof, the Parties may enter into an equipment or plant lease agreement, either directly or through their respective affiliates, which agreement shall allow Party B to use the relevant equipment or plant of Party A at any time depending on Party B's business needs.

1.4.4	Party A may, at its sole discretion, subcontract to a third party a portion of the Services to be provided to Party B hereunder.

2.	Calculation of Service Fee, Payment Method, Financial Statements, Audit and Taxation

2.1	The Parties agree that, in respect of the Services provided by Party A, Party B shall pay to Party A 100% of its net revenue as a service fee (hereinafter referred to as the "Service Fee"). During the term hereof, Party A shall have the right to adjust such Service Fee at its sole discretion without Party B's consent. The Parties agree that the Service Fee hereunder shall be determined and paid in the manner set out in the separate written agreement among the Parties. At the time of payment, Party A shall invoice Party B for the corresponding technology service fee within seven (7) business days upon receipt of Party B's management statements and operating data (which shall specify the amount of Party B's net revenue for the applicable period). Party B shall pay the amount stated in the invoice within seven (7) business days upon receipt of such invoice. All payments shall be made by remittance or other means acceptable to the Parties into the bank account designated by Party A. The Parties agree that Party A may change such payment instructions from time to time by serving a notice on Party B.

2.2	Party B shall, within 90 days of the end of each fiscal year, (a) provide Party A with its audited financial statements for the current fiscal year, which shall have been audited and certified by an independent certified public accountant approved by Party A; and (b) if there is any shortfall in the total amount of monthly payments made by Party B to Party A during the fiscal year as shown in the audited financial statements, pay such shortfall to Party A.

2.3	Party B shall prepare financial statements that meet Party A's requirements in accordance with the requirements of laws and business practices.

2.4	Upon five (5) business days' notice from Party A, Party B shall allow Party A and/or its appointed auditor to audit the relevant books and records of Party B at its principal place of business and to make copies of such part of the books and records as may be required to verify the accuracy of the amount of revenue and statements of Party B.

2.5	The Parties hereto shall solely bear their own tax burdens incurred by them as a result of the performance hereof.

3.	Intellectual Property Rights, Confidentiality and Non-Competition

3.1	Party A shall own exclusive and proprietary rights and interests in and to all rights, titles, interests and intellectual property rights arising or created as a result of the performance hereof, including but not limited to copyrights, patents, patent applications, trademarks, software, know-hows, trade secrets and otherwise, whether developed by Party A or by Party B.

3.2	The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement is confidential. Each Party shall keep all such information confidential and may not disclose any such information to any third party without the written consent of the other Party, except (a) to the extent that such information is or becomes known to the public ( other than due to disclosure to the public by the receiving party); (b) to the extent that such disclosure is required by applicable law or the rules or regulations of any stock exchange; or (c) to the extent that such information is required to be disclosed by any Party to its legal counsel or financial advisor in connection with the transactions contemplated hereunder, where such legal counsel or financial advisor is also subject to obligations of confidentiality similar to those contained in this Article. Any disclosure of any confidential information by a person or body employed by any Party shall be deemed to be a disclosure of such confidential information by such Party, and such Party shall be legally liable for any breach of this Agreement. This Article shall survive termination of this Agreement for any reason whatsoever.

3.3	Party B shall not conduct (directly or indirectly) any business other than those permitted under Party B's business license and operating permit, nor shall it conduct, directly or indirectly, any business in the PRC that competes with Party A's business, including investing in an entity that conducts a business that competes with Party A's business, nor shall it conduct any other business beyond the scope approved by Party A in writing.

3.4	The Parties agree that this Article shall survive any modification, annulment or termination of this Agreement.

4.	Representations and Warranties

4.1	Party A represents and warrants that:

4.1.1	Party A is a company legally incorporated and validly existing under the laws of the PRC.

4.1.2	Party A enters into and performs this Agreement within the scope of its legal personality and its business operations; Party A has taken the necessary corporate actions and has been granted proper authorization and obtained the consents and approvals of third parties and governmental authorities, and will not violate any laws or other restrictions binding upon or affecting Party A.

4.1.3	This Agreement constitutes the legal, valid and binding obligation of Party A, and is enforceable against it in accordance with the terms hereof.

4.2	Party B represents and warrants that:

4.2.1	Party B is a company legally incorporated and validly existing under the laws of the PRC.

4.2.2	Party B enters into and performs this Agreement within the scope of its legal personality and its business operations; Party B has taken the necessary corporate actions and has been granted proper authorization and obtained the consents and approvals of third parties and governmental authorities, and will not violate any laws or other restrictions binding upon or affecting Party B.

4.2.3	This Agreement constitutes the legal, valid and binding obligation of Party B, and shall be enforceable against it.

5.	Effectiveness and Term

5.1	This Agreement is executed as of the date first above written and shall take effect as of such date. This Agreement shall remain in effect for a period of ten (10) years unless terminated earlier in accordance with the provisions of this Agreement or any other agreement separately entered into by the Parties.

5.2	The term hereof may be extended by written confirmation from Party A prior to the expiration of this Agreement. The extended term shall be determined by Party A and Party B shall unconditionally accept such extended term.

6.	Termination

6.1	This Agreement shall be terminated as of the date of expiration unless renewed in accordance with the relevant terms hereof.

6.2	During the term hereof, unless Party A has been grossly negligent or fraudulent towards Party B, Party B may not terminate this Agreement prior to the date of expiration. However, Party A shall have the right to terminate this Agreement at any time by giving 30 days' prior written notice to Party B.

6.3	The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

6.4	Early termination or expiration of this Agreement for any reason does not relieve any Party from all payment obligations hereunder (including but not limited to the Service Fee) due prior to the date of termination or expiration hereof, nor does this waive any liability for breach incurred prior to the termination of this Agreement. The payable Service Fee arising prior to the termination of this Agreement shall be paid to Party A within fifteen (15) business days from the date of termination hereof.

7.	Governing Law, Dispute Resolution and Change of Law

7.1	The execution, entry into force, interpretation, performance, modification and termination hereof and the resolution of disputes hereunder shall be governed by the laws of the PRC.

7.2	In the event of any dispute arising out of the interpretation and performance of the provisions hereof, the Parties shall negotiate in good faith to resolve such dispute. If the Parties fail to agree on the resolution of such dispute within 30 days after any Party has requested that such dispute be resolved by negotiation, then any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for resolution by arbitration in accordance with its arbitration rules then in effect. The arbitration shall take place in Guangzhou and shall be conducted in the Chinese language. The arbitral award shall be final and binding upon the Parties.

7.3	In the event of any dispute arising out of the interpretation and performance hereof or in the event that any dispute is under arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder, except for the matters in dispute.

7.4	If, at any time after the date hereof, any PRC law, regulation or rule is promulgated or changed, or the interpretation or application of such law, regulation or rule is changed, the following provisions shall apply: (a) If such change in law or newly promulgated provision is more favorable to any Party than the relevant law, regulation, decree or provision in effect on the date hereof (and the other Party is not materially adversely affected), each Party shall promptly apply to receive the benefits arising from such change or new provision. Each Party shall use its best efforts to cause such application to be approved; and (b) if, as a result of such change in law or newly promulgated provision, the economic interests of any Party hereunder are materially adversely affected directly or indirectly, this Agreement shall continue to be enforced in accordance with its original terms. Each Party shall use all lawful means to obtain a waiver of compliance with such change or provision. If the adverse effect on the economic interests of any Party cannot be resolved in accordance with the provisions hereof, upon notice by the affected Party to the other Parties, the Parties shall promptly negotiate and make all necessary modifications to this Agreement to maintain the affected Party's economic interests hereunder.

8.	Indemnity

Party B shall indemnify and hold Party A harmless from any loss, damage, liability or expense resulting from any action, claim or other demand against Party A arising out of or caused by the consulting and Services provided by Party A at Party B's request, unless such loss, damage, liability or expense arises out of Party A's gross negligence or willful misconduct.

9.	Notice

9.1	All notices and other communications required or permitted to be given hereunder shall be delivered by hand or sent by postage prepaid registered mail, commercial courier service or facsimile to the following address of such Party. A further acknowledgment of each notice shall be sent by e-mail. The date on which such notice is deemed to have been validly served shall be determined as follows:

9.1.1	A notice shall be deemed to have been validly delivered on the date of dispatch or rejection if it is sent by personal delivery, courier service or registered mail, postage prepaid, at the address specified for receipt of the notice.

9.1.2	A notice, if sent by fax, shall be deemed to have been validly delivered on the date of successful transmission (which shall be evidenced by an automatically generated transmission confirmation message).

9.2	For the purposes of notification, the addresses of the Parties are as follows:

Party A: Guangzhou (HX) Pony AI Technology Co., Ltd.

Address: 12/F, Building 1, Pearl Bay Development Building, Nansha District, Guangzhou

Attn: ZHANG Ning

Party B: Guangzhou (ZX) Pony.AI Technology Co., Ltd.

Address: 12/F, Building 1, Pearl Bay Development Building, Nansha District, Guangzhou

Attn: ZHANG Ning

Party C: Hong Kong Pony AI Limited

Address: Suite 603 6, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong

9.3	Any Party may change its address for receiving notices at any time by giving notice to the other Party in accordance with the provisions of this Article.

10.	Assignment

10.1	Party B may not assign its rights and obligations hereunder to any third party without the prior written consent of Party A.

10.2	Party B agrees that Party A may assign its rights and obligations hereunder to any third party by giving a prior written notice to Party B, without having to obtain Party B's consent.

11.	Severability

If one or more provisions hereof shall be held invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any respect. The Parties shall negotiate in good faith and strive to replace such invalid, unlawful or unenforceable provision(s) with a provision(s) that is/are valid to the fullest extent permitted by law and desired by the Parties, where such valid provision(s) shall have an economic effect as similar as possible to that of such invalid, illegal or unenforceable provision(s).

12.	Modifications and Supplements

Any modification and supplement to this Agreement shall be made in writing. Amendments and supplements executed by the Parties in connection with this Agreement shall be an integral part hereof and shall have the same legal force and effect as this Agreement.

13.	Pre-existing Agreement

The Exclusive Business Cooperation Agreement dated June 27, 2018 among the Parties is superseded by this Agreement and terminated as of the date hereof.

14.	Language and Counterparts

This Agreement is written in Chinese and is made in three copies, one for each Party, which shall be equally authentic.

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IN WITNESS WHEREOF, the Parties have caused this Exclusive Business Cooperation Agreement to be executed by their authorized representatives as of the date first above written.

Party A: Guangzhou (HX) Pony AI Technology Co., Ltd.

Company seal: /s/ Guangzhou (HX) Pony AI Technology Co., Ltd.

By:	/s/ ZHANG Ning

Name:	ZHANG Ning

Title:	Legal Representative

Party B: Guangzhou (ZX) Pony.AI Technology Co., Ltd.

By:	/s/ ZHANG Ning

Name:	ZHANG Ning

Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused this Exclusive Business Cooperation Agreement to be executed by their authorized representatives as of the date first above written.

Party C: Hong Kong Pony AI Limited

By:	/s/ PENG Jun

Name:	PENG Jun

Title:	Authorized Representative